                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          Cambridge NeuroScience, Inc.
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[Cambridge NeuroScience Logo]

                                          May 26, 1998

To Our Stockholders:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Stockholders' meeting on Wednesday, June 24, 1998, at 10 a.m. Eastern Standard Time, at One Kendall Square, Building 200, Second Floor, Suite 2200, Cambridge, Massachusetts.

     The notice of meeting and the proxy statement accompanying this letter describe the specific business to be acted upon.

     Along with the specific matters to be acted upon, I will report on the progress of the Company and there will be an opportunity for questions of general interest.

     It is important that your shares be represented at the meeting. Regardless of whether you plan to attend the meeting in person, please vote, sign, date and promptly return the enclosed proxy in the envelope provided.



                                          Sincerely,



                                          /s/ Harry W. Wilcox, III
                                          -------------------------------------
                                          Harry W. Wilcox, III
                                          President and Chief Executive Officer

                        [Cambridge NeuroScience Logo]

                         CAMBRIDGE NEUROSCIENCE, INC.
            ONE KENDALL SQUARE, BUILDING 700, CAMBRIDGE, MA 02139
                                (617) 225-0600

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the annual meeting of the stockholders of Cambridge NeuroScience, Inc. (the "Company"), a Delaware corporation, will be held at One Kendall Square, Building 200, Second Floor, Suite 2200, Cambridge, Massachusetts, at 10 a.m. Eastern Standard Time, on Wednesday, June 24, 1998, for the following purposes:

        1.  To elect six directors of the Company.

        2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on May 19, 1998 are entitled to notice of the meeting or to vote thereat. A complete list of the stockholders of record entitled to vote at the meeting shall be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the Company's offices at One Kendall Square, Building 700, Cambridge, Massachusetts.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.



                                          By order of the Board of Directors,



                                          William T. Whelan
                                          Secretary

Dated: May 26, 1998

                        [Cambridge NeuroScience Logo]

                         CAMBRIDGE NEUROSCIENCE, INC.
            ONE KENDALL SQUARE, BUILDING 700, CAMBRIDGE, MA 02139
                                (617) 225-0600

                               PROXY STATEMENT

                             GENERAL INFORMATION


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Cambridge NeuroScience, Inc. (the "Company"), for use at the annual meeting of stockholders to be held on Wednesday, June 24, 1998, and at all adjournments thereof.

     The authority granted by an executed proxy may be revoked at any time before its effective exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted and, where a choice has been specified with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no specifications are made, the proxies intend to vote the shares represented thereby to elect the Directors nominated by the Board of Directors.

     The approximate date on which this proxy statement and a form of proxy will first be sent or given to stockholders is May 26, 1998.

                      VOTING SECURITIES AND VOTES REQUIRED

     On May 19, 1998, the Company had outstanding 17,922,330 shares of Common Stock, which is its only outstanding class of voting stock. Stockholders of record at the close of business on May 19, 1998 will be entitled to vote at the meeting. With respect to all matters that will come before the meeting, each stockholder may cast one vote for each share registered in his or her name on the record date. The Company's charter does not provide for cumulative voting. A majority of the shares of the Company's Common Stock outstanding and entitled to vote and present or represented at the meeting in person or by proxy constitutes a quorum for the transaction of business.

     Pursuant to Delaware General Corporation Law and the Company's by-laws, the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock properly cast at the meeting is necessary to elect the nominees for election as directors. Votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer, is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Company's outstanding Common Stock as of April 30, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) the Chief Executive Officer of the Company, (iv) each of the other four most highly compensated executive officers and (v) all directors and executive officers as a group.

                                                                 SHARES OF COMMON
                                                                STOCK BENEFICIALLY
                                                                     OWNED(1)
                                                              -----------------------
BENEFICIAL OWNER                                               SHARES      PERCENT(2)
----------------                                               ------      ----------
Boehringer Ingelheim International GmbH.....................  2,487,624       13.9%
  Postbox 200
  D-55216 Ingelheim, Rhein
  Germany

State of Wisconsin Investment Board.........................  1,745,000        9.7%
  P.O. Box 7842
  Madison, Wisconsin 53703

Aeneas Venture Corporation(3)...............................  1,192,033        6.7%
  c/o Harvard Management Company, Inc.
  600 Atlantic Avenue
  Boston, Massachusetts 02210

Burkhard Blank(4)...........................................  2,487,624       13.9%
Elkan R. Gamzu(5)...........................................    497,148        2.7%
Robert N. McBurney(6).......................................    270,638        1.5%
Harry W. Wilcox, III(7).....................................     50,755          *
Joseph B. Martin(8).........................................     50,125          *
Paul C. O'Brien(9)..........................................     47,625          *
Laima I. Mathews(10)........................................     35,144          *
Ira A. Jackson(11)..........................................     22,625          *
Nancy S. Amer(12)...........................................      6,250          *
S. Joshua Lewis(13).........................................         --          *
All current executive officers and directors as a
  group (10 persons)(14)....................................  3,467,934       18.7%

---------------

  * Less than one percent

 (1) Except as otherwise indicated, each owner has sole voting and investment power of the shares owned.

 (2) Shares issuable upon the exercise of options described in the following notes are treated as outstanding solely for purposes of calculating the percentage ownership of such person or group.

 (3) Aeneas Venture Corporation ("Aeneas") is a wholly owned subsidiary of the President and Fellows of Harvard College, and is an investment affiliate of Harvard Private Capital Group, Inc.

 (4) All of the shares indicated as owned by Dr. Blank are owned directly by Boehringer Ingelheim International GmbH ("BI") and are included because of Dr. Blank's affiliation with BI. Dr. Blank is the head of international project management for Boehringer Ingelheim GmbH, which is an operating division of BI. Dr. Blank disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

 (5) Includes 280,310 shares which may be acquired within 60 days by Dr. Gamzu pursuant to the exercise of stock options and 11,778 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan. Effective May 6, 1998, Dr. Gamzu resigned as a director and President and Chief Executive Officer of the Company. Dr. Gamzu will not stand for re-election to the Board of Directors at the Annual Meeting. Pursuant to the terms of the 1991 Equity Incentive Plan, all non- vested options outstanding on the date of Dr. Gamzu's resignation were forfeited. All vested but unexercised options will terminate if not exercised within 90 days after his resignation date.

 (6) Includes 182,812 shares which may be acquired within 60 days by Dr. McBurney pursuant to the exercise of stock options and 11,326 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan. Also includes 10,000 shares held in trust for Dr. McBurney's children.

 (7) Includes 40,625 shares which may be acquired within 60 days by Mr. Wilcox pursuant to the exercise of stock options and 4,979 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan.

 (8) Includes 22,625 shares which may be acquired within 60 days by Dr. Martin pursuant to the exercise of stock options.

 (9) Includes 22,625 shares which may be acquired within 60 days by Mr. O'Brien pursuant to the exercise of stock options.

(10) Includes 29,577 shares which may be acquired within 60 days by Mrs. Mathews pursuant to the exercise of stock options and 5,567 shares held in the Cambridge NeuroScience, Inc. 401(k) Plan.

(11) Consists of 22,625 shares which may be acquired within 60 days by Mr. Jackson pursuant to the exercise of stock options.

(12) Consists of 6,250 shares which may be acquired within 60 days by Ms. Amer pursuant to the exercise of stock options.

(13) Mr. Lewis, a director of the Company since April 1996, is Managing Director of E.M. Warburg, Pincus & Co., LLC (EMW LLC). Until April 1998 Warburg Pincus Capital Partners Liquidating Trust (WPLT) was a beneficial owner of more than 5% of the Company's Common Stock. In April 1998, WPLT, an affiliate of EMW LLC, distributed to its beneficiaries the shares of Common Stock of the Company owned by it. The principal business of WPLT is to manage the orderly liquidation of the assets formerly held by Warburg, Pincus Capital Partners, L.P.(WPCP), a Delaware limited partnership that was formerly engaged in making venture capital and related investments, whose partnership agreement terminated on September 30, 1997. Prior to termination of the partnership agreement, WPCP distributed an aggregate of 2,262,488 shares of the Company's common stock to WPLT. The trustees of WPLT are Lionel I. Pincus, John L. Vogelstein and Stephen Distler. Each of Messrs. Pincus, Vogelstein and Distler disclaims beneficial ownership of any shares owned by WPLT. Mr. Pincus is Managing Partner of Warburg Pincus & Co., a New York general partnership (WP) and Chairman of the Board, Chief Executive Officer and Managing Partner EMW LLC. Mr. Vogelstein is a general partner of WP and the Vice Chairman of the Board and member of EMW LLC; and Mr. Distler is a general partner of WP and the Treasurer, a managing director and a member of EMW LLC. Mr. Lewis will not stand for re-election to the Board of Directors at the annual meeting and will resign from the Board, effective June 24, 1998.

(14) See Notes (1), (2), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (13)
     above.

                             ELECTION OF DIRECTORS

     Directors are to be elected at the annual meeting to be held on June 24, 1998. The Board of Directors has fixed the number of directors at six for the coming year. The Company's by-laws provide that the directors of the Company will be elected at each annual meeting of the Company's stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Pursuant to the Company's by-laws, the Board of Directors also may from time to time after the annual meeting elect additional directors.

     At each meeting of the Company's stockholders at which directors are to be elected, the Company has agreed to nominate, recommend the election by the Company's stockholders and use its best efforts to effect the election to the Board of Directors of the Company of (i) one individual designated by WPCP and WPM, Inc., an affiliate of WPCP, as long as collectively they beneficially own at least 5% or more but less than 20% of the outstanding Common Stock of the Company, (ii) one individual designated by Aeneas as long as it beneficially owns 5% or more of the outstanding Common Stock of the Company and (iii) one individual designated by BI as long as it beneficially owns 7% or more of the outstanding Common Stock of the Company. WPCP and WPM, Inc. will have the right to designate a second nominee for election to the Board of Directors in the event that collectively they own more than 20% of the outstanding Common Stock of the Company. Additionally, BI will have the right to designate a second nominee for election to the Board of Directors in the event that BI owns more than 20% of the outstanding Common Stock of the Company, provided that the two nominees designated by BI shall not at any time represent more than 20% of the total number of members of the Company's Board of Directors. As of April 30, 1998, WPCP and WPM, Inc. collectively no longer beneficially own 5% or more of the outstanding Common Stock of the Company and have not designated a nominee for director. Aeneas, which beneficially owns 6.7% of the Company's outstanding Common Stock, has decided not to designate a nominee for election to the Board of Directors. BI, which beneficially owns 13.9% of the Company's outstanding Common Stock, has designated Burkhard Blank, a current director, as BI's nominee for election to the Board.

     The Board of Directors recommends that the nominees named below be elected directors of the Company. All of the nominees for election are presently serving as members of the Board of Directors and have consented to serve if elected. It is intended that proxies in the accompanying form will be voted in accordance with such recommendation.

     The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected. If any nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

     The names of the nominees for election are shown below, together with information furnished by each of them regarding their respective principal occupation, business experience and certain other information.

                                                          BUSINESS EXPERIENCE DURING PAST
NAME (AGE)                                               FIVE YEARS AND OTHER DIRECTORSHIPS
----------                                               ----------------------------------
Paul C. O'Brien...........................    Director since May 1992; Chairman of the Board of
  (58)                                        Directors since May 1998. Since January 1995, Mr.
                                              O'Brien has been President and Chief Executive Officer
                                              of The O'Brien Group Inc., a consulting company. From
                                              1993 until December 1994, Mr. O'Brien was Chairman of
                                              New England Telephone and Telegraph Company, a
                                              wholly-owned subsidiary of NYNEX Corporation. Prior
                                              thereto he served as President and Chief Executive
                                              Officer of New England Telephone and Telegraph Company.
                                              He is a director of BankBoston Corporation, Shiva
                                              Corporation and First Pacific Networks Co.,
                                              manufacturers of communications and network products,
                                              and Renaissance Worldwide, Inc., an information
                                              technology consulting company, and is Chairman of View
                                              Tech, Inc. a telecommunications systems company. Mr.
                                              O'Brien earned a B.S. degree in electrical engineering
                                              from Manhattan College, an M.B.A. degree from New York
                                              University and holds three honorary doctorates.

Nancy S. Amer.............................    Director since September 1994. Ms. Amer is a General
  (37)                                        Partner of Crescent Gate, L.P., a middle-market buyout
                                              fund. From December 1994 through December 1996, Ms. Amer
                                              was a Managing Director of the Harvard Private Capital
                                              Group, Inc., a subsidiary of Harvard Management Company,
                                              Inc., which manages the Harvard University endowment.
                                              Prior to joining Harvard, Ms. Amer was a senior
                                              consultant with the Boston Consulting Group, Inc. Ms.
                                              Amer earned B.A. and M.B.A. degrees from Harvard
                                              University.

Burkhard Blank, M.D.......................    Director since July 1995. Dr. Blank joined Boehringer
  (43)                                        Ingelheim GmbH, an operating division of BI, in 1986 and
                                              has served as the head of international project
                                              management for Boehringer Ingelheim GmbH since 1993.
                                              From 1988 to 1993, Dr. Blank served as a project leader
                                              for worldwide development of various programs at BI.

Ira A. Jackson............................    Director since May 1992. Mr. Jackson is an Executive
  (49)                                        Vice President of BankBoston, a commercial bank, where
                                              he has served since 1987. Prior thereto, Mr. Jackson was
                                              Commissioner of Revenue for the Commonwealth of
                                              Massachusetts for a period of five years. Earlier, he
                                              was Associate Dean of the John F. Kennedy School of
                                              Government at Harvard University. Mr. Jackson received
                                              an A.B. from Harvard University and an M.P.A. from the
                                              Kennedy School of Government and attended the Advanced
                                              Management Program at the Harvard Business School.

Joseph B. Martin, M.D., Ph.D..............    Director since February 1987. Dr. Martin has been Dean
  (59)                                        of Harvard Medical School since July 1997. Prior
                                              thereto, Dr. Martin


                                                          BUSINESS EXPERIENCE DURING PAST
NAME (AGE)                                               FIVE YEARS AND OTHER DIRECTORSHIPS
----------                                               ----------------------------------
                                              was Chancellor of the University of California, San
                                              Francisco since July 1993 and was Dean and Professor of
                                              Neurology of the School of Medicine at the University of
                                              California, San Francisco since 1989. From 1978 to 1989,
                                              he was Chairman of the Neurology Department at
                                              Massachusetts General Hospital and Professor of
                                              Neurology at Harvard Medical School.

Harry W. Wilcox, III......................    Mr. Wilcox joined the Company as Senior Vice President,
  (44)                                        Finance and Business Development and Chief Financial
                                              Officer in December 1995 and was named President and
                                              Chief Executive Officer in May 1998. Mr. Wilcox was also
                                              appointed to the Board of Directors in May 1998, to fill
                                              the position vacated by the resignation of Elkan R.
                                              Gamzu. Prior to joining Cambridge NeuroScience, Mr.
                                              Wilcox served as Vice President, Finance and Chief
                                              Financial Officer of Cellcor, Inc., a biotechnology
                                              company, since 1990. While at Cellcor, Mr. Wilcox was
                                              also named Treasurer and Senior Vice President of
                                              Business Development. From 1988 to 1990, he was a
                                              founder and general partner and Chief Financial Officer
                                              of Highland Capital Partners, L.P., a venture capital
                                              firm. From 1983 to 1987, Mr. Wilcox was Controller, Vice
                                              President of Finance and Chief Financial Officer at
                                              Charles River Ventures, Inc. a venture capital firm. Mr.
                                              Wilcox earned an M.B.A. degree from Boston University
                                              and a B.A. degree in Finance from the University of
                                              Arizona. Mr. Wilcox is a Certified Public Accountant.





     The Board of Directors held 4 meetings during the fiscal year ended December 31, 1997. Each director, except Ira A. Jackson, attended at least 75% of the aggregate of all meetings of the Board and all committees of the Board on which he or she served that were held during the period for which he or she served as a director.

     The Company has established an Audit Committee and a Compensation and Benefits Committee of the Board of Directors but does not have a Nominating Committee. The Compensation and Benefits Committee held two meetings in the fiscal year ended December 31, 1997. The current members of the Compensation and Benefits Committee are Messrs. O'Brien (Chairman) and Lewis and Ms. Amer. Its function is to consider and recommend action to the Board on compensation matters. In addition, it administers the Company's 1991 Equity Incentive Plan (the "Equity Plan"), 1992 Director Stock Option Plan (the "Directors' Plan") and 1993 Employee Stock Purchase Plan (the "Purchase Plan"). The Audit Committee, presently composed of Dr. Blank, Messrs. Jackson (Chairman) and Lewis and Ms. Amer, held two meetings in the last fiscal year. The primary function of the Audit Committee is to review the Company's audited financial statements so that it may assist the Board of Directors in the discharge of its duties and responsibilities by assuring that the financial information that will be provided to the stockholders and others is accurate.

                             EXECUTIVE COMPENSATION

     The Compensation and Benefit Committee Report on Executive Compensation and tables set forth below provide information about the compensation of the executive officers of the Company.

      COMPENSATION AND BENEFIT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation:

Compensation Philosophy

     The Company has developed and implemented compensation policies, plans and programs that seek to enhance the viability of the Company thereby increasing stockholder value, by closely aligning the financial interests of the Company's executive officers with those of its stockholders. In support of these goals, annual base salaries, annual incentives and long-term incentives are fixed at competitive levels to attract and retain executive officers and other key employees of outstanding ability and to motivate them to perform to the fullest of their abilities. The incentive programs are variable and closely tied to Company and individual performance in a manner that encourages a strong focus of building the business into one that has strong stockholder value.

Base Salary Administration

     The salary plan for each named executive officer is reviewed individually on an annual basis at their anniversary date. The Human Resources Director and CEO review and recommend a base salary level to the Committee for each executive officer based on current competitive practices, relying on industry standards and practices, internal comparisons and individual performance judgments as to past and expected future contributions of the individual executive officers. The industry standards used include both national and New England-based published biotechnology surveys as well as focused survey data initiated by the Company. Comparisons are made to companies that are similar in size, stage of development and, in some instances, in the same geographic area as the Company.

Incentive Compensation: Annual Incentives

     Annual incentives are payable to each executive officer upon the attainment of predetermined corporate objectives. These objectives are approved at the beginning of the year by the Committee and comprise product, program, financial, business and personal objectives. At the end of the year, the Committee reviews the attainment of the overall plan and objectives, each named individual's contribution to this attainment as well as each executive's ongoing contribution to the Company's development and determines the appropriate bonus payment. At full achievement of objectives, the CEO is targeted to receive 30% of his annual base salary, the Senior Vice President, Research is targeted to receive 25% and all other executive officers are targeted to receive 20%. The amounts actually paid may be more or less than the targeted bonus based on over or under achievement of objectives.

     As a result of the suspension of the Phase III clinical trials of CERESTAT in stroke and TBI and the significant decrease in market price of the Company's Common stock in the second half of 1997, the Committee felt that it was not appropriate to award bonuses to the management team.

Incentive Compensation: Long-Term Incentives

     The Company has established the 1991 Equity Incentive Plan (the "Equity Plan") which serves as the long-term incentive program for executive officers as well as all employees of the Company. It is the Company's philosophy that all employees of the Company should be stockholders thereby sharing in the long-term success of the Company. Upon employment, the Company grants stock options to regular, full-time employees. After two years of employment, each regular, full-time employee is eligible to receive annual stock option grants. In determining the size of stock option awards, the Committee considers competitive market data and Company performance as well as individual performance. The Committee has developed a guideline for the size of both the on-hire and annual awards that is based upon the compensation level of each position within the Company.

     Under the Equity Plan, options granted at the date of employment vest 50% after two years and 6.25% per quarter thereafter, thereby becoming fully vested after four completed years of employment. After two years of continuous employment, all employees and executive officers, including the CEO, are eligible for additional grants of stock options. Annual grants vest at a rate of 6.25% per quarter and are fully vested four years from the grant date. This vesting schedule, together with the 10-year life of the options, is consistent with the idea of providing a reward to all employees and executive officers for remaining with the Company during the vesting periods and contributing to the long-term growth and viability of the Company, and increasing value for all stockholders. In 1997, the size of these grants was based upon industry surveys, individual employee performance and anticipated ongoing contribution to the Company's development.

     Annual grants made to the named executive officers in 1997 are summarized in the table entitled "Option Grants in Last Fiscal Year."

     The Committee believes that the executive officer team will receive appropriate rewards under this program of corporate incentives but only if they achieve the performance goals established for them and the Company and if they succeed in building value for the Company's stockholders.

Chief Executive Compensation

     The CEO's overall compensation package, which is reviewed and determined by the Committee, is intended to be competitive with industry standards and motivate the CEO to achieve the Company's annual and longer-term objectives. Annual incentive compensation reflects the Committee's assessment of performance against pre-established objectives. For 1997, as discussed above, the CEO did not receive an annual incentive award. In 1997, the CEO was awarded a stock option grant that was based on a review of competitive data and is in line with internal comparisons. The goal of this award is to motivate leadership for long-term Company success and to provide significant reward upon achievement of Company objectives and enhancement of stockholder value. The Committee continues to believe that, at this point in the Company's development, it remains appropriate that the CEO's compensation package be increasingly weighted to stock options.

Compensation Deductibility

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated officers of a corporation. This provision excludes certain forms of "performance based compensation" from the compensation taken into account for the purposes of that limit. The Company has established individual limits on the number of options that may be granted under the Equity Plan to permit the options to qualify for the exclusion from the limitation on deductibility. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.



                         Compensation and Benefits Committee

                                 Paul C. O'Brien, Chairman
                                 Nancy S. Amer
                                 S. Joshua Lewis

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph set forth below compares the Company's cumulative total stockholder return with the cumulative total return of the Nasdaq Stock Market (U.S.) Index ("Nasdaq Market Index") and a peer group index ("Peer Group Index A") comprised of the following neuroscience companies, each on an annual basis:
Cocensys, Inc.; Neurex Corporation; Neurocrine Biosciences, Inc.; Neurogen Corporation; and Sibia Neurosciences, Inc. The peer group index included in the stock performance graph presented in the Company's 1997 Proxy Statement also included Cephalon, Inc. and Regeneron Pharmaceuticals, Inc. and did not include Neurocrine Biosciences, Inc. and Sibia Neurosciences, Inc. The Company believes that the businesses of Cephalon and Regeneron are no longer comparable to that of Cambridge NeuroScience and, therefore, has removed them from the peer group index. Cephalon is a substantially larger company than Cambridge NeuroScience with marketed products and product candidates at later stages of development. As a result of an agreement entered into in 1997, Regeneron is effectively a captive subsidiary of Proctor & Gamble Company. Neurocrine and Sibia are biotechnology companies comparable in size and at similar stages of product development to Cambridge NeuroScience. In addition to Peer Group Index A, defined above, the graph set forth below also includes, for comparative purposes, a peer group index ("Peer Group Index B") comprised of the companies included in the peer group index in the Company's 1997 Proxy Statement:
Cephalon, Inc.; Cocensys Inc.; Neurex Corporation; Neurogen Corporation; and Regeneron Pharmaceuticals, Inc.

     The comparative returns assume an investment of $100 in the Common Stock of the Company, the stock comprising the Nasdaq Market Index, and the stock comprising Peer Group Index A and Peer Group Index B on December 31, 1992.

                               [GRAPH OMITTED]

                                               12/31/92   12/31/93   12/31/94   12/30/95   12/29/96   12/31/97
   Cambridge NeuroScience, Inc..............    100.0      100.0       54.8      116.1      153.2       25.4
   Nasdaq Market Index......................    100.0      114.8      112.2      158.7      195.2      239.5
   Peer Group Index A.......................    100.0       58.4       47.2      172.4      176.4      133.3
   Peer Group Index B.......................    100.0      107.3       45.9      201.3      155.2       99.3


     The following table sets forth certain compensation information for the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers whose salary and bonus for 1997 exceeded $100,000 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                                ANNUAL COMPENSATION    SECURITIES
                                                -------------------    UNDERLYING     ALL OTHER
                                                 SALARY      BONUS      OPTIONS      COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR     ($)(1)      ($)(2)      (#)(3)         ($)(4)
     ---------------------------        ----     ------      ------    ----------    ------------

Elkan R. Gamzu(5).....................  1997    $262,500     $   --     135,000        $12,044
  President and                         1996     262,500     59,063      50,000         11,653
  Chief Executive Officer               1995     250,000     63,750      72,500         11,029

William F. Holt(6)....................  1997     138,286         --       1,250          3,443
  Vice President, Drug                  1996     127,429     15,291       7,500          2,693
  Discovery Operations                  1995     126,818     12,443      10,000            120

Laima I. Mathews......................  1997     119,206         --       1,250          6,774
  Vice President, Drug                  1996     108,284     13,400       6,000          5,558
  Development                           1995     106,239     11,236       9,000          6,494

Robert N. McBurney....................  1997     224,700         --      15,000         10,694
  Senior Vice President,                1996     210,000     39,375      30,000         10,579
  Research and                          1995     200,000     42,500      50,000         10,899
  Chief Scientific Officer

Harry W. Wilcox, III(7)...............  1997     189,578         --      30,000         12,116
  Senior Vice President of              1996     175,000     26,250          --         11,187
  Finance and Business                  1995       7,292         --      50,000             --
  Development and Chief Financial
  Officer


---------------

(1) Includes compensation deferred by the Company's named executive officers during fiscal years 1997, 1996 and 1995 pursuant to the Cambridge NeuroScience, Inc. 401(k) Plan, adopted in 1988.

(2) Bonuses were earned in the year indicated and are generally paid in the subsequent year.

(3) Consists of options granted under the Equity Plan to acquire shares of the Company's Common Stock.

(4) The amounts shown in this column for the fiscal year 1997 are derived from the following figures for Drs. Gamzu, Holt and McBurney and Mr. Wilcox, respectively: $2,400, $227, $1,050 and $2,476 for Company paid term life insurance premiums (Mrs. Mathews did not receive this benefit in 1997); $144 each for Company paid group life insurance premiums; and, $9,500, $3,072, $9,500, $9,496 and $6,630 for the Company match of contributions to the Cambridge NeuroScience, Inc. 401(k) Plan. The amounts shown in this column for the fiscal year 1996 include the following amounts for Drs. Gamzu, Holt and McBurney, Mr. Wilcox and Mrs. Mathews, respectively: $9,500, $2,549, $9,500, $9,500 and $5,414 for the Company match of contributions to the Cambridge NeuroScience, Inc. 401(k) Plan and $144 each for Company paid group life insurance premiums. Also included in the 1996 amounts are the following for Drs. Gamzu and McBurney and Mr. Wilcox, respectively: $2,009, $935 and $1,543 for Company paid term life insurance premiums. The amounts shown in this column for the fiscal year 1995 include the following amounts for Drs. Gamzu and McBurney and Mrs. Mathews, respectively: $9,240, $9,240 and $6,374 for the Company match of contributions to the Cambridge NeuroScience, Inc.

    401(k) Plan (Dr. Holt and Mr. Wilcox did not participate in the 401(k) Plan in 1995) and $120 each for Company paid group life insurance premiums. Also included in 1995 amounts are $1,669 and $1,539 for Company paid term life insurance premiums for Drs. Gamzu and McBurney, respectively. Dr. Holt and Mrs. Mathews became executive officers of the Company in 1997 and Mr. Wilcox joined the Company in December 1995.

(5) Dr. Gamzu resigned from the Company on May 6, 1998. Pursuant to the terms of the 1991 Equity Incentive Plan, all non-vested options outstanding on the date of Dr. Gamzu's resignation were forfeited. All vested but unexercised options will terminate if not exercised within 90 days after his resignation date.

(6) Dr. Holt left the Company on March 9, 1998. Pursuant to the terms of the 1991 Equity Incentive Plan, all non-vested options outstanding on the date of termination of employment with the Company were forfeited. All vested but unexercised options will be canceled if not exercised within 90 days after his termination date.

(7) Effective May 6, 1998, Mr. Wilcox was named President and Chief Executive Officer of the Company.

     The following table provides information regarding the stock options granted during 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               -----------------------------------------------------          VALUE AT
                               NUMBER OF     PERCENT OF                                 ASSUMED ANNUAL RATES
                               SECURITIES   TOTAL OPTIONS                                  OF STOCK PRICE
                               UNDERLYING    GRANTED TO                                   APPRECIATION FOR
                                OPTIONS     EMPLOYEES IN    EXERCISE OR                    OPTION TERM(1)
                                GRANTED        FISCAL       BASE PRICE    EXPIRATION   -----------------------
            NAME                  (#)           YEAR         ($/SHARE)       DATE        5% ($)      10% ($)
            ----               ----------   -------------   -----------   ----------     ------      -------
Elkan R. Gamzu(2)............   135,000         49.8%         $12.25       1/27/07     $1,040,035   $2,635,652
William F. Holt(3)...........     1,250           .5%          12.25       1/27/07          9,630       24,404
Laima I. Mathews.............     1,250           .5%          12.25       1/27/07          9,630       24,404
Robert N. McBurney...........    15,000          5.5%          12.25       1/27/07        115,559      292,850
Harry W. Wilcox, III(4)......    30,000         11.1%          12.25       1/27/07        231,119      585,700


---------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and are not intended to be a forecast of possible future appreciation, if any, in the price of the Company's Common Stock. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted.

(2) See Note (5) to the Summary Compensation Table, above.

(3) See Note (6) to the Summary Compensation Table, above.

(4) See Note (7) to the Summary Compensation Table, above.

     The following table provides information regarding the stock options exercised during 1997 by the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                         SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                        ACQUIRED                      OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                           ON       VALUE         FISCAL YEAR-END (#)          FISCAL YEAR-END($)(1)
                                        EXERCISE   REALIZED   ---------------------------   ---------------------------
                 NAME                     (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                   --------   --------   -----------   -------------   -----------   -------------

Elkan R. Gamzu (2)....................     --         --        244,530        182,970        $   --         $   --
William F. Holt (3)...................     --         --         44,295         11,955            --             --
Laima I. Mathews......................     --         --         27,546          8,704            --             --
Robert N. McBurney....................     --         --        164,687         60,313            --             --
Harry W. Wilcox, III (4)..............     --         --         30,625         49,375            --             --

---------------

(1) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1997 of $1.969.

(2) See Note (5) to the Summary Compensation Table, above.

(3) See Note (6) to the Summary Compensation Table, above.

(4) See Note (7) to the Summary Compensation Table, above.

                             EMPLOYMENT AGREEMENTS

     Pursuant to the terms of agreements between Dr. Elkan R. Gamzu and the Company, the Company has agreed to pay Dr. Gamzu a severance payment equal to his annual base salary, payable over 12 months, and to continue to provide employment benefits to Dr. Gamzu for a period of 12 months following termination. See "Compensatory Arrangements" below.

                            COMPENSATORY ARRANGEMENT

     The Company has adopted a compensatory arrangement pursuant to which certain executive officers and other members of management will be compensated in the event of the successful completion of a sale, merger or liquidation of the Company. The individuals covered by this arrangement are Drs. Gregory B. Butler, Graham Durant, Elkan R. Gamzu, David Gwynne, William F. Holt and Robert
N. McBurney and Mr. Harry W. Wilcox and Mrs. Laima I. Mathews. Compensation to be paid to these employees includes a " success bonus" based on a percentage of the dollar value of the transaction, beyond a stated minimum threshold, entered into by the Company. Except as otherwise determined by the Board of Directors, in the event that any of these individuals voluntarily terminates his or her employment with the Company prior to the successful completion of such a transaction, no bonus will be paid to that individual. Additionally, in the event that the Company terminates the employment of these individuals, he or she will receive severance payments ranging from 25% to 100% of such individual's base salary and the continuation for a prescribed period of all employee benefits currently provided by the Company. As of March 9, 1998, Drs. Holt and Butler were no longer employed by the Company. Dr. Gamzu resigned as President and Chief Executive Officer and as Director of the Company, effective May 6, 1998. Pursuant to these arrangements, Drs. Holt, Butler and Gamzu remain eligible to receive the success bonus described above.

                             DIRECTOR COMPENSATION

     Effective June 1992, the Company agreed to compensate outside directors for attendance at meetings of the Board of Directors and committees thereof at a rate of $12,000 per year, paid quarterly. Dr. Martin and Messrs. Jackson and O'Brien and Ms. Amer are currently compensated pursuant to this arrangement.

                       SECURITIES EXCHANGE ACT REPORTING

     The Company's executive officers and directors are required under Section 16(a) of the Exchange Act to file reports of ownership of the Company's securities and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company.

     Based solely on a review of reports furnished to the Company and written representation that no other reports were required, the Company believes that during 1997 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements, except that Drs. Gamzu and McBurney, Mr. Wilcox and Ross S. Gibson, a former officer of the Company, reported on March 16, 1998, the receipt of option grants from the Company, and Dr. McBurney reported the gift of Cambridge NeuroScience stock held by him to a trust for the benefit of his children, which reports were due on February 13, 1998. On March 25, 1998, Ms. Amer reported the receipt of an option grant from the Company, which report was due on February 13, 1998. Mr. Gibson voluntarily terminated his employment with the Company in June 1997.

                        INFORMATION CONCERNING AUDITORS

     The firm of Ernst & Young LLP, independent auditors, examined the Company's financial statements for the fiscal year ended December 31, 1997. The Board of Directors has appointed Ernst & Young LLP to serve as the Company's auditors for its fiscal year ending December 31, 1998. A representative of Ernst & Young LLP is expected to attend the stockholders' meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     If any stockholder of the Company intends to present a proposal at the 1999 annual meeting of stockholders and desires it to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting, such proposal must be received by the Company at One Kendall Square, Building 700, Cambridge, MA 02139, Attention: Harry W. Wilcox, III, no later than December 21, 1998.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by executive officers and employees of the Company by personal interview, by telephone, or by telegraph, the cost of which will be nominal. The Company may request persons holding stock in their names or in the names of their nominees to obtain proxies from, and send proxy material to, their principals, and will reimburse such persons for the expense in so doing. The Company may engage a professional organization to assist in the solicitation of proxies for the stockholders' meeting, the cost of which is not anticipated to exceed $3,000.

                                 MISCELLANEOUS

     The Board of Directors does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

     The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.



                                          By order of the Board of Directors,



                                          WILLIAM T. WHELAN
                                          Secretary

Dated: May 26, 1998

PROXY

                         CAMBRIDGE NEUROSCIENCE, INC.

                ANNUAL MEETING OF STOCKHOLDERS - JUNE 24, 1998
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



    The undersigned stockholder of Cambridge Neuroscience, Inc. (the "Company") hereby appoints Harry W. Wilcox, III and William T. Whelan and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 24, 1998 and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                  PLEASE COMPLETE AND SIGN ON REVERSE SIDE.



                                                               --------------
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                                                                 NECESSARY
                                                                 IF MAILED
                                                                   IN THE
                                                                UNITED STATES
                                                                -------------

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            CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
            ACCOUNT MAINTENANCE DEPARTMENT
            PO BOX 3316
            SOUTH HACKENSACK NJ 07606-9870

                                                                                                             Please mark    [X]
                                                                                                             your vote as
                                                                                                             indicated in
                                                                                                             this example

1. Proposal to elect Directors.       Nominees: Nancy S. Amer, Burkhard Blank, Ira A. Jackson, Joseph B. Martin, Paul C. O'Brien
                                                and Harry W. Wilcox, III

   FOR all nominees    WITHHELD       (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's
     (except as        for all                  name in the space provided below.)
      specified        nominees       ___________________________________________________________________________________________
      at right)

        [ ]              [ ]                                    PLEASE SIGN AND MAIL THIS PROXY TODAY


                                                                Date: __________________________________________________________

                                                                _________________________________________________________________
                                                                                       Signature
                                                                Date: ___________________________________________________________

                                                                _________________________________________________________________
                                                                                Signature (if held jointly)


                                                                Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


-----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

[ ] MULTIPLE COPIES OF STOCKHOLDER REPORTS ARE BEING RECEIVED AT THIS ADDRESS. PLEASE DISCONTINUE THESE MAILINGS TO THIS ACCOUNT
    (NOTE: AT LEAST ONE STOCKHOLDER REPORT MUST BE MAILED).

[ ] PLEASE CHANGE MY ADDRESS.


__________________________________________________________________________________
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__________________________________________________________________________________
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Name & Address as it appears in our records

